Exhibit 1

                      GREEN FIELD CAPITAL MANAGEMENT, INC.
               18 Kings Highway North Westport, Connecticut 06880
                         203-227-3392 Fax: 203-227-4718
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STRICTLY CONFIDENTIAL


                                                                  April 23, 1996


D.M.F.R. Group USA Co.
65 High Ridge Road
Unit 247
Stamford, Connecticut  06905


                                LETTER OF INTENT

Dear Sirs:

         The following sets forth the principal terms and conditions of a proposed transaction (the "Transaction") between Green Field Capital Management, Inc., together with certain of its affiliates and other third party investors ("Green Field"), and D.M.F.R. Group USA Co. ("Seller") relating to shares of Barringer Laboratories, Inc. ("Barringer").

         1.       Form of Transaction.

                  Green Field will acquire 208,047 shares of common stock par value $ 0.01 of Barringer from Seller.

         2.       Consideration.

                  The purchase price per share shall be $0.95.

         3.       Representations, Warrants, Covenants and Indemnities.

                  The parties will negotiate in good faith representations, warranties, covenants and indemnities customary to transactions of this kind.

         4.       Conditions Precedent to Closing.

                  a. The preparation, execution and delivery of a mutually satisfactory definitive stock purchase agreement;

                  b. obtaining all necessary approvals, consents, waivers and clearances from governmental and other regulatory authorities, lenders and others;

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D.M.F.R. Group USA Co.
April 23, 1996
page 2

                  c. Green Field's satisfactory completion, in its sole discretion, of a due diligence review of Barringer;

                  d. negotiations and execution of such additional agreements as shall be necessary or advisable.

         5.       Closing Date.

                  It is anticipated that the closing of the transaction will take place in less than 30 days from the date of the execution of this Letter of Intent.

         6.       Exclusivity.

                  For a period of 15 days from May 6, 1996, neither the Seller or any of its affiliates nor any of their respective officers, directors, employees, agents or representatives will, either directly or indirectly, entertain or conduct discussions with any person with respect to any offer for the purchase or sale of its shares of Barringer. The term "person" as used in this letter shall be interpreted to include without limitation any corporation, company, group, partnership or individual.

         7.       Expenses.

                  Each party will pay for its own legal, accounting and other expenses in connection with the transaction.

         8.       Public Announcements.

                  Public announcements will be made as required by law; the parties will consult prior to the issuance thereof.

         9.       Non-Binding Effect.

                  Except as to Paragraphs 6 and 7, this Letter of Intent does not constitute a definitive agreement or a binding offer and acceptance; it is a non-binding Letter of Intent, intended to serve as a format for the initiation of discussions between the parties thereof and shall be binding, upon the completion of all of the conditions precedent referred to above including, but not limited to, the execution of definitive agreements.



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D.M.F.R. Group USA Co.
April 23, 1996
page 3


         If the foregoing correctly sets forth your understanding, please sign in the space provided below and return an executed copy to the undersigned.

                                       Very truly yours,

                                       GREEN FIELD CAPITAL
                                       MANAGEMENT, INC.



                                       By:   /s/ John P. Holmes
                                          ______________________________________
Accepted and agreed to as of                 Mr. John P. Holmes
the date first above written                 Managing Director


D.M.F.R. GROUP USA CO.



By:      /s/ Mario Catelli
      _____________________________

Name:        Mario Catelli
      _____________________________

Title:       President
      _____________________________



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